Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2013 relating to the financial statements and financial statement schedules, which appear in Preferred Apartment Communities, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2012. We also hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Preferred Apartment Communities, Inc. of our report dated April 3, 2013 relating to the combined statements of revenue and certain operating expenses of Lake Cameron, McNeil Ranch and Ashford Park for the years ended December 31, 2012, 2011 and 2010, which appears in the Current Report on Form 8-K/A of Preferred Apartment Communities, Inc. dated January 17, 2013. We also hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Preferred Apartment Communities, Inc. of our report dated March 3, 2011 relating to the combined statements of revenue and certain operating expenses of Oxford Rise and Oxford Summit for the years ended December 31, 2010, 2009 and 2008, which appears in Preferred Apartment Communities, Inc.'s Pre-Effective Amendment No. 2 to the Registration Statement on Form S-11 (No. 333-176604). We also consent to the references to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Atlanta, GA
May 17, 2013